Exhibit 99.1

Matinas BioPharma Appoints Evelyn D’An to Board of Directors as Audit Committee Chair

BEDMINSTER, N.J. (February 7, 2025) – Matinas BioPharma Holdings, Inc. (NYSE American: MTNB) today announced the appointment of Evelyn D’An to its Board of Directors as an independent director and Chair of the Audit Committee, effective Wednesday, February 5, 2025.

Ms. D’An is an experienced board director and financial leader with extensive corporate governance, financial oversight, and accounting experience with a range of both public and private companies, where she has served as Chair of Audit Committees and as a member of various other board committees. Ms. D’An is also a former partner of Ernst & Young, where she spent 18 years serving clients in retail, consumer products, technology, and other sectors. She will serve as Chair of the Matinas Audit Committee and will also serve as a member of the Matinas Nominating & Governance Committee.

“We are delighted to welcome Evelyn to the Matinas Board,” commented Jerome D. Jabbour, Chief Executive Officer of Matinas. “Evelyn’s background as an experienced Audit Committee chair and business leader fills a need, and her commercial and strategic expertise complements the experience of our other Board members. We are honored that she has chosen to join us at this important time for the Company.”

About Matinas BioPharma

Matinas BioPharma is a biopharmaceutical company focused on delivering groundbreaking therapies using its lipid nanocrystal (LNC) platform delivery technology.

For more information, please visit www.matinasbiopharma.com.

Forward-looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including those relating to the appointment of Ms. D’An, and other statements that are predictive in nature, that depend upon or refer to future events or conditions. All statements other than statements of historical fact are statements that could be forward-looking statements. Forward-looking statements include words such as “expects,” “anticipates,” “intends,” “plans,” “could,” “believes,” “estimates” and similar expressions. These statements involve known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from any future results expressed or implied by the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including, but not limited to, the sale of MAT 2203, and the evaluation of other alternatives for the Company, including a winddown or dissolution of the Company; and the other factors listed under “Risk Factors” in our filings with the SEC, including Forms 10-K, 10-Q and 8-K. Investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this release. Except as may be required by law, the Company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Matinas BioPharma’s product candidates are all in a development stage and are not available for sale or use.

Investor Contact

Jerome D. Jabbour

Chief Executive Officer

(908) 484-8805

operations@matinasbiopharma.com

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